Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference of our audit report dated November 16, 2006 which is included in the Annual Report on Form 10-KSB/A for the year ended August 31, 2007 of Colorado Goldfields Inc. (formerly Garpa Resources Inc.) in the Company’s Registration Statement on Form S-8 pertaining to the 2008 Employee & Director Stock Compensation Plan
/s/ Manning Elliott, LLP
Chartered Accountants
Vancouver, Canada
November 5, 2008